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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Zomax Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ZOMAX INCORPORATED

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held
April 30, 2003

TO THE SHAREHOLDERS OF ZOMAX INCORPORATED:

        The 2003 Annual Meeting of Shareholders of Zomax Incorporated will be held at the Thrivent Financial Building (formerly Lutheran Brotherhood Building), 625 Fourth Avenue South, Minneapolis, Minnesota at 3:30 p.m. on Wednesday, April 30, 2003, for the following purposes:

  1.
  To set the number of members of the Board of Directors at six (6).

  2.
  To elect members of the Board of Directors.

  3.
  To ratify the appointment of the Company's independent public accountants for the year ending December 26, 2003.

  4.
  To take action on any other business that may properly come before the meeting or any adjournment thereof.

        Accompanying this Notice of Annual Meeting is a Proxy Statement, form of Proxy and the Company's 2002 Annual Report to Shareholders.

        Only shareholders of record as shown on the books of the Company at the close of business on March 12, 2003 will be entitled to vote at the 2003 Annual Meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the meeting.

        You are cordially invited to attend the 2003 Annual Meeting. Whether or not you plan to attend the 2003 Annual Meeting, please sign, date and mail the enclosed form of Proxy in the return envelope provided as soon as possible. The Proxy is revocable and will not affect your right to vote in person in the event you attend the meeting. The prompt return of proxies will help the Company avoid the unnecessary expense of further requests for proxies.

BY ORDER OF THE BOARD OF DIRECTORS,

James T. Anderson, Chairman and Chief Executive Officer
Dated:	March 27, 2003 Plymouth, Minnesota

ZOMAX INCORPORATED

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
to be held
April 30, 2003

        The accompanying Proxy is solicited by the Board of Directors of Zomax Incorporated (the "Company") for use at the 2003 Annual Meeting of Shareholders of the Company to be held on Wednesday, April 30, 2003, at the location and for the purposes set forth in the Notice of Annual Meeting, and at any adjournment thereof.

        The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.

        Any shareholder giving a Proxy may revoke it any time prior to its use at the 2003 Annual Meeting by giving written notice of such revocation to the Secretary or any other officer of the Company or by filing a later dated written Proxy with an officer of the Company. Personal attendance at the 2003 Annual Meeting is not, by itself, sufficient to revoke a Proxy unless written notice of the revocation or a later dated Proxy is delivered to an officer before the revoked or superseded Proxy is used at the 2003 Annual Meeting. Proxies will be voted as directed therein. Proxies which are signed by shareholders but which lack specific instruction with respect to any proposal will be voted in favor of such proposal as set forth in the Notice of Annual Meeting or, with respect to the election of directors, in favor of the number and slate of directors proposed by the Board of Directors and listed herein.

        The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote shall constitute a quorum for the transaction of business. If a broker returns a "non-vote" proxy, indicating a lack of voting instructions by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. An abstention as to any proposal will therefore have the same effect as a vote against the proposal.

        The mailing address of the principal executive office of the Company is 5353 Nathan Lane, Plymouth, Minnesota 55442. The Company expects that this Proxy Statement, the related Proxy and Notice of Annual Meeting will first be mailed to shareholders on or about March 27, 2003.

OUTSTANDING SHARES AND VOTING RIGHTS

        The Board of Directors of the Company has fixed March 12, 2003 as the record date for determining shareholders entitled to vote at the 2003 Annual Meeting. Persons who were not shareholders on such date will not be allowed to vote at the 2003 Annual Meeting. At the close of business on March 12, 2003, there were 32,426,657 shares of the Company's Common Stock issued and outstanding. The Common Stock is the only outstanding class of capital stock of the Company. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the 2003 Annual Meeting. Holders of Common Stock are not entitled to cumulative voting rights.

PRINCIPAL SHAREHOLDERS AND MANAGEMENT SHAREHOLDINGS

        The following table provides information as of the record date concerning the beneficial ownership of the Company's Common Stock by (i) the named executive officers in the Summary Compensation Table, (ii) each director of the Company, (iii) the persons known by the Company to own more than 5% of the Company's outstanding Common Stock and (iv) all current directors and executive officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them.

Name (and Address of 5% Owner) or Identity of Group	Number of Shares Beneficially Owned(1)	Percent of Class(1)
James T. Anderson(2)	655,030	2.0%
Anthony Angelini(3)	491,327	1.5%
John Gelp(4)	19,450	*
Michael L. Miller	—	—
Michelle S. Bedard(2)	655,030	2.0%
Phillip T. Levin(5)	2,636,424	7.9%
Janice Ozzello Wilcox(6)	80,000	*
Robert Ezrilov(7)	84,000	*
Howard P. Liszt(8)	100,000	*
Barclays Global Investors, N.A. and Barclays Global Fund Advisors(9)	2,000,651	6.0%
Palisade Capital Management, L.L.C.(10)	3,026,000	9.1%
All Executive Officers and Directors as a Group (8 Individuals)(11)	4,066,231	11.9%

*
Less than 1% of the outstanding shares of Common Stock.

(1)
Under the rules of the SEC, shares not actually outstanding are deemed to be beneficially owned by an individual if such individual has the right to acquire the shares within 60 days. Pursuant to such SEC Rules, shares deemed beneficially owned by virtue of an individual's right to acquire them are also treated as outstanding when calculating the percent of the class owned by such individual and when determining the percent owned by any group in which the individual is included.

(2)
Represents 312,500 shares held by Mr. Anderson, 43,750 shares held by Ms. Bedard and 211,280 shares which may be purchased by Mr. Anderson upon exercise of a currently exercisable option and 87,500 shares which may be purchased by Ms. Bedard upon exercise of currently exercisable options. Mr. Anderson and Ms. Bedard are married.

(3)
Includes 27,000 shares held in a charitable trust, of which Mr. Angelini is trustee, and 415,600 shares which may be purchased by Mr. Angelini upon exercise of currently exercisable options.

(4)
Includes 15,000 shares which may be purchased by Mr. Gelp upon exercise of a currently exercisable option.

(5)
Includes 8,000 shares held by Mr. Levin as custodian for his children and 48,000 shares which may be purchased by Mr. Levin upon exercise of currently exercisable options. Mr. Levin's address is 7823 Ithaca Lane North, Maple Grove, MN 55311.

(6)
Includes 56,000 shares which may be purchased by Ms. Wilcox upon exercise of currently exercisable options.

(7)
Includes 80,000 shares which may be purchased by Mr. Ezrilov upon exercise of currently exercisable options.

(8)
Includes 80,000 shares which may be purchased by Mr. Liszt upon exercise of currently exercisable options.

(9)
The shares are held owned by Barclays Global Investors, N.A. ("Barclays Investors") and Barclays Global Fund Advisors ("Barclays Advisors"). Barclays Investors has sole power to vote and dispose of 1,814,859 shares, and Barclays Investors has sole power to vote and dispose of 185,792 shares. The address for Barclays Investors and Barclays Advisors is 45 Fremont Street, San Francisco, CA 94105. The Company has relied on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2003 by Barclays Investors, Barclays Advisors and related entities.

(10)
Palisade Capital Management, L.L.C. ("Palisade"), an investment adviser, has sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares. The address of Palisade is One Bridge Plaza, Suite 695, Fort Lee, NJ 07024. The Company has relied on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2003.

(11)
Includes 993,380 shares which may be purchased by current executive officers and directors upon exercise of currently exercisable options; see above footnotes for shares held indirectly or for the benefit of family members.

ELECTION OF DIRECTORS
(Proposals #1 and #2)

        The Bylaws of the Company provide that the number of directors shall be the number set by the shareholders, which shall be not less than one. The Nominating/Governance Committee recommended to the Board of Directors that the number of directors be set at six and that the persons listed below be selected as nominees to be elected at the Annual Meeting. Unless otherwise instructed, the Proxies will be so voted.

        Under applicable Minnesota law, approval of the proposal to set the number of directors at six and the election of the nominees to the Board of Directors require the affirmative vote of the holders of a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter, provided that such majority must be greater than 25% of the Company's outstanding shares.

        In the absence of other instruction, the Proxies will be voted for each of the individuals listed below. If elected, such individuals shall serve until the next annual meeting of shareholders and until their successors shall be duly elected and shall qualify. All of the nominees are members of the current Board of Directors. If, prior to the 2003 Annual Meeting of Shareholders, it should become known that any one of the following individuals will be unable to serve as a director after the 2003 Annual Meeting by reason of death, incapacity or other unexpected occurrence, the Proxies will be voted for such substitute nominee(s) as is selected by the Board of Directors. Alternatively, the Proxies may, at the Board's discretion, be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. The Board of Directors has no reason to believe that any of the following nominees will be unable to serve.

Name	Age	Position with the Company	Director Since
James T. Anderson	45	Chief Executive Officer and Chairman of the Board	1996
Anthony Angelini	39	President, Chief Operating Officer and Director	2000
Phillip T. Levin	59	Director	1996
Janice Ozzello Wilcox	49	Director	1996
Robert Ezrilov	58	Director	1996
Howard P. Liszt	56	Director	1996

Business Experience of the Director Nominees

        James T. Anderson has served as Chief Executive Officer and as a director of the Company since he co-founded it in February 1996 and as Chairman since January 2000. He also served as President from February 1996 to January 2000. He was President of ZOMI Corp., the General Partner of Zomax Optical Media Limited Partnership (the "Partnership"), the Company's predecessor, from 1993, when he co-founded it and the Partnership, until May 1996. Mr. Anderson served with Metacom from May 1982 to June 1993, including five years as Vice President of Manufacturing where he was responsible for all manufacturing activities, including purchasing, inventory control, production, warehousing and distribution. Mr. Anderson is married to Michelle S. Bedard, former Executive Vice President—Sales and Marketing of the Company.

        Anthony Angelini has served as President, Chief Operating Officer and as a Director of the Company since January 2000. He served as Executive Vice President—Global Operations from January 1999 to January 2000. Mr. Angelini joined the Company as Vice President—Western U.S. and European Operations on February 1998 when the Company acquired Primary Marketing Group ("PMG"), Primary Marketing Group Ltd. ("PMG Ltd.") and Next Generation Services LLC ("NGS"). Mr. Angelini co-founded PMG, PMG Ltd. and NGS in October 1989, September 1995 and May 1996, respectively. Mr. Angelini served as Vice President of PMG, a Director of PMG Ltd. and Manager of NGS, and he was a major equity owner of each.

        Phillip T. Levin has served as a Director of the Company since he co-founded it in February 1996, and he served as Chairman from February 1996 until January 2000. Mr. Levin was Chairman and Chief Executive Officer of ZOMI Corp. from 1993, when he co-founded it and the Partnership, until May 1996. Mr. Levin has served as Chief Executive Officer of RNR, Inc. since he founded it in 1986. Mr. Levin served as a director and officer of Metacom, Inc. from 1970 until 2001.

        Janice Ozzello Wilcox has served as Senior Vice President and Chief Financial Officer of Marquette Financial Companies, a diversified financial services company in Minneapolis, Minnesota, since January 1993. From April 1991 to December 1992, Ms. Wilcox served as Senior Vice President and Chief Financial Officer of Marquette Bank Minneapolis, N.A. in Minneapolis, Minnesota.

        Robert Ezrilov served as President of Metacom, Inc. from July 1997 to April 2001. Mr. Ezrilov was self-employed as a business consultant from April 1995 to July 1997. Prior to April 1995, he was a partner with Arthur Andersen LLP, which accounting firm he joined in 1966. Mr. Ezrilov also serves on the Board of Directors of C.H. Robinson Worldwide, Inc., a transportation service provider located in Eden Prairie, Minnesota and Christopher & Banks Corporation, an apparel retailer located in Plymouth, Minnesota.

        Howard P. Liszt currently serves as a Senior Fellow with the University of Minnesota. From 1976 to 2000, Mr. Liszt was employed with Campbell Mithun Esty, an advertising agency in Minneapolis, Minnesota, serving most recently as it Chief Executive Officer. Mr. Liszt also serves on the Board of Directors of Shuffle Master, Inc., a gaming company based in Las Vegas, Nevada. Mr. Liszt also served as Chairman of the Board of Coleman Natural Products from 2001 to 2002.

BOARD AND COMMITTEE MEETINGS

        During fiscal 2002, the Board of Directors held eleven (11) meetings. No director attended less than 75% of the meetings of the Board and the committees on which such director served during fiscal 2002.

        The Company's Board of Directors has three standing committees, the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee.

        The Audit Committee is comprised solely of independent directors. The members are Robert Ezrilov, Howard Liszt and Janice Ozzello Wilcox. This committee reviews, in consultation with the independent accountants, the Company's financial statements, accounting and other policies, accounting systems and the adequacy of internal controls for compliance with corporate policies and directives. The Audit Committee is responsible for the engagement of the Company's independent accountants and reviews other matters relating to the relationship of the Company with its accountants. The Audit Committee has named Robert Ezrilov as the "audit committee financial expert" as defined by Item 401(h)(2) of Regulation S-K under the Securities Act of 1933. The Company acknowledges that the designation of Mr. Ezrilov as the audit committee financial expert does not impose on Mr. Ezrilov any duties, obligations or liability that are greater than the duties, obligations and liability imposed on Mr. Ezrilov as a member of the Audit Committee and the Board of Directors in the absence of such designation or identification. The Audit Committee met eight (8) times during fiscal 2002.

        The Compensation Committee is comprised solely of independent directors. The members are Robert Ezrilov, Howard Liszt and Janice Ozzello Wilcox. This committee recommends to the Board of Directors from time to time the salaries to be paid to executive officers of the Company and any plan for additional compensation it deems appropriate. In addition, this committee is vested with the same authority as the Board of Directors with respect to the granting of options and the administration of the Company's 1996 Stock Option Plan. The Compensation Committee met six (6) times during fiscal 2002.

        The Nominating/Corporate Governance Committee is comprised solely of independent directors. The members are Robert Ezrilov, Howard Liszt and Janice Ozzello Wilcox. This committee was established and held its initial meeting in January 2003 to select candidates for the Company's Board of Directors, select members of various committees and address corporate governance matters.

EXECUTIVE OFFICERS OF THE COMPANY

        The names and ages of the Company's current executive officers and the positions held by such officers are listed below.

Name	Age	Position
James T. Anderson	45	Chief Executive Officer and Chairman of the Board
Anthony Angelini	39	President, Chief Operating Officer and Director
John Gelp	49	Executive Vice President, Chief Financial Officer and Secretary
Michael L. Miller	40	Executive Vice President—Sales and Business Development

        James T. Anderson has served as Chief Executive Officer and as a director of the Company since he co-founded it in February 1996 and as Chairman since January 2000. He also served as President from February 1996 to January 2000. He was President of ZOMI Corp., the General Partner of Zomax Optical Media Limited Partnership (the "Partnership"), the Company's predecessor, from 1993, when he co-founded it and the Partnership, until May 1996. Mr. Anderson served with Metacom from May 1982 to June 1993, including five years as Vice President of Manufacturing where he was responsible for all manufacturing activities, including purchasing, inventory control, production, warehousing and distribution. Mr. Anderson is married to Michelle S. Bedard, former Executive Vice President—Sales and Marketing of the Company.

        Anthony Angelini has served as President, Chief Operating Officer and as a Director of the Company since January 2000. He served as Executive Vice President—Global Operations from January 1999 to January 2000. Mr. Angelini joined the Company as Vice President—Western U.S. and European Operations on February 1998 when the Company acquired Primary Marketing Group ("PMG"), Primary Marketing Group Ltd. ("PMG Ltd.") and Next Generation Services LLC ("NGS"). Mr. Angelini co-founded PMG, PMG Ltd. and NGS in October 1989, September 1995 and May 1996, respectively. Mr. Angelini served as Vice President of PMG, a Director of PMG Ltd. and Manager of NGS, and he was a major equity owner of each.

        John Gelp has served as Executive Vice President, Chief Financial Officer and Secretary of the Company since October 2001. From 2000 to 2001, Mr. Gelp served as Vice President, Chief Financial Officer and Secretary of Nortrax, Inc. From 1990 to 2000, Mr. Gelp served in various positions with Chiquita Brands International, Inc., most recently as Vice President and Chief Financial Officer of its Diversified and Canning Groups. Prior to 1990, Mr. Gelp served in tax accounting positions with various companies, including Price Waterhouse.

        Michael L. Miller has served as Executive Vice President—Sales and Business Development of the Company since October 2002. Mr. Miller was an officer of Agiliti, Inc. from November 2000 to September 2002, serving as Senior Vice President Sales & Marketing until January 2002 when he was promoted to Chief Operating Officer. From January 2000 to November 2000, Mr. Miller was Director of Online Marketing for Dell Computer Corporation. From June 1995 to January 2000, Mr. Miller served in various positions with Tech Data Corporation, most recently as Vice President of Product Marketing and OEM Sales. From December 1990 to June 1995, Mr. Miller was employed by Liberty Electronics, Inc., most recently as Director of Sales and Marketing.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth certain information regarding compensation paid or accrued for each of the Company's last three fiscal years to the Chief Executive Officer and to each other person who served as an executive officer during fiscal year 2002 whose total annual salary and bonus paid or accrued for fiscal year 2002 exceeded $100,000.

		Annual Compensation			Long Term Compensation
	Fiscal Year	Salary($)	Bonus($)	Other($)	Options		All Other Compensation ($)(1)
James T. Anderson Chairman and Chief Executive Officer	2002 2001 2000	471,156 400,000 400,000	250,000 152,000 266,666	— — —	— 865,000 240,000	(2)	810 — 2,625
Anthony Angelini President and Chief Operating Officer	2002 2001 2000	371,156 300,000 300,000	160,000 124,400 175,000	— — —	— 528,000 128,000	(2)	3,199 2,625 2,625
John Gelp Executive VP, Chief Financial Officer	2002 2001	200,000 30,769	50,000 —	— —	— 75,000		3,200 —
Michelle S. Bedard Former Executive VP—Sales & Marketing	2002 2001 2000	150,000 277,497 300,000	— 155,818 175,000	— — —	— — 126,000	(2)	210 — 2,625
Michael L. Miller Executive VP, Sales & Business Development	2002	56,250	45,000	—	200,000		93

(1)
The amounts in this column for the most recently completed fiscal year represent (i) contributions to the Company's 401(k) plan for benefit of executive officer: Mr. Angelini, $2,750 and Mr. Gelp, $2,750; and/or (ii) premiums paid for life insurance in excess of $50,000 for the benefit of executive officer: Mr. Anderson, $810; Mr. Angelini, $449; Mr. Gelp, $450 and Ms. Bedard, $210.

(2)
The options for Mr. Anderson and Mr. Angelini were cancelled in January 2002 in exchange for $.20 per share and those held by Ms. Bedard were cancelled in May 2001 for no consideration.

Option Grants During 2002 Fiscal Year

Individual Grants
		% of Total Options Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Options Granted(2)		Exercise or Base Price ($/Sh)(3)	Expiration Date
					5% ($)	10% ($)
James T. Anderson	—	—	—	—	—	—
Anthony Angelini	—	—	—	—	—	—
John Gelp	—	—	—	—	—	—
Michelle S. Bedard	—	—	—	—	—	—
Michael L. Miller	200,000	36.7%	$3.99	09/30/12	$501,858	$1,271,806

(1)
The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting over various periods. If the options are adjusted as set forth in (2) below, the potential realizable value will be somewhat less.

(2)
In the event of a change of control of the Company, any unexercisable portion of the options will become immediately exercisable. See "Change of Control Arrangements."

(3)
Exercise price is equal to the fair market value on the date of grant.

(4)
Option was granted on October 1, 2002 and is exercisable in five annual increments of 40,000 shares beginning on October 1, 2003.

Option Exercises During 2002 Fiscal Year and Fiscal Year-End Option Values

        The following table provides information as to options exercised by the named executive officers in the Summary Compensation Table during fiscal 2002 and the number and value of options at December 27, 2002. The Company does not have any outstanding stock appreciation rights.

			Number of Unexercised Options at December 27, 2002		Value of Unexercised In-the Money Options at December 27, 2002(1)
Name	Shares Acquired on Exercise(#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
James T. Anderson	—	—	105,640	759,360	—	—
Anthony Angelini	—	—	396,410	460,390	$620,657	—
John Gelp	—	—	15,000	60,000	—	—
Michelle S. Bedard	—	—	87,500	—	$182,463	—
Michael L. Miller	—	—	—	200,000	—	$36,000

(1)
Value of unexercised options is calculated on the basis of the difference between the option exercise price and $4.17, the closing sale price for the Company's Common Stock at December 27, 2002 as quoted by The Nasdaq Stock Market, multiplied by the number of shares of Common Stock underlying the option.

Compensation to Directors

        During 2002, the Company paid fees to members of the Board of Directors who were not employees of the Company ("Non-Employee Directors") of $1,500 for each Board meeting and $500 for each Committee meeting attended. As of January 1, 2003, the Non-Employee Directors began receiving a $15,000 annual directors' fee, and the Non-Employee Directors who also serve on the three standing Committees began receiving an additional $15,000 annual fee. The annual fees are payable quarterly, and no additional fees are paid for attendance at meetings. The Company reimburses the directors for out-of-pocket expenses incurred while attending Board or Committee meetings.

        The 1996 Stock Option Plan provides for automatic option grants to each Non-Employee Director. Each Non-Employee Director who was elected for the first time as a director on or after the adoption of the Plan on March 1, 1996 was granted a nonqualified option to purchase 40,000 shares of the Common Stock. Such option is exercisable to the extent of 8,000 shares on each of the first five anniversaries of the date of grant. Each Non-Employee Director who is re-elected as a director of the

Company or whose term of office continues after a meeting of shareholders at which directors are elected shall, as of the date of such re-election or shareholder meeting, automatically be granted a nonqualified option to purchase 8,000 shares of the Common Stock. A Non-Employee Director who receives a 40,000-share option upon initial election to the Board may not receive an 8,000-share option for at least twelve (12) months. All options granted pursuant to these provisions are granted at a per share exercise price equal to 100% of the fair market value of the Common Stock on the date of grant, and they expire on the earlier of (i) three months after the optionee ceases to be a director (except by death) and (ii) ten (10) years after the date of grant. In the event of the death of a Non-Employee Director, any option granted to such Non-Employee Director pursuant to this formula plan may be exercised at any time within twelve (12) months of the death of such Non-Employee Director or until the date on which the option, by its terms, expires, whichever is earlier.

Compensation Committee Report on Executive Compensation

        Compensation Committee Interlocks and Insider Participation.    The Compensation Committee of the Board of Directors of the Company is comprised solely of independent directors. The members are Robert Ezrilov, Janice Ozzello Wilcox and Howard P. Liszt.

        Overview and Philosophy.    The Compensation Committee's executive compensation policies are designed to enhance the financial performance of the Company, and thus shareholder value, by significantly aligning the financial interests of the Company's key executives with those of the Company's shareholders. Compensation of the Company's executive officers is comprised of four parts: base salary, annual incentive bonuses, fringe benefits and long-term incentive opportunity in the form of stock options.

        The Compensation Committee believes that the base salaries of the Company's executive officers for fiscal 2002 are generally comparable to base salaries of executive officers of comparable publicly-held companies. Executive officers also have the opportunity to earn cash bonuses if certain Company financial and/or other performance goals are met. Long-term incentives are based on stock performance through stock options. The Compensation Committee believes that stock ownership by the Company's executive officers is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. Overall, the intent is to have a significant emphasis on variable compensation components and less on fixed cost components. The Compensation Committee believes this philosophy and structure are in the best interests of the Company's shareholders.

        Bonuses.    The Company has followed a policy of setting bonus plans for its executive officers, based on the individual performance of the executive officers as well as the overall performance of the Company.

        Stock Options and Other Incentives.    The Company's stock option program is the Company's long-term incentive plan for executive officers and key employees. The objectives of the program are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and to enable executives to develop and maintain a significant, long-term ownership position in the Company's Common Stock.

        The Company's 1996 Plan authorizes the Compensation Committee of the Board of Directors to award stock options to executive officers and other employees. Stock options are generally granted each year, at an option price equal to the fair market value of the Company's Common Stock on the date of grant, and vest over a period of three to five years. The amount of stock options awarded is generally a function of the recipient's salary and position in the Company. Awards are intended to be generally competitive with other companies of comparable size and complexity, although the Compensation Committee has not conducted any thorough comparative analysis.

        Benefits.    The Company provides medical and insurance benefits to its executive officers, which benefits are generally available to all Company employees. The Company has a 401(k) plan in which all qualified employees, including the executive officers, may participate. The amounts of perquisites allowed to executive officers, as determined in accordance with rules of the Securities and Exchange Commission, did not exceed 10% of salary in fiscal 2002.

        Chief Executive Officer Compensation.    James T. Anderson served as the Company's Chief Executive Officer in fiscal 2002. His compensation was determined in accordance with the policies described above as applicable to all executive officers. The Compensation Committee performs an annual review of the performance of the Company's CEO. In arriving at Mr. Anderson's compensation, the Compensation Committee took into consideration his leadership during a particularly difficult economy and his commitment to the development of the corporate strategy designed to generate improved financial performance in future years, and the performance and market share of the Company as compared with competitors. Mr. Anderson's annual base salary increased from $400,000 to $500,000 as of April 1, 2002, and such salary will continue in 2003. Mr. Anderson was entitled to a cash bonus of $250,000 for fiscal 2002. No stock options were granted to Mr. Anderson in fiscal 2002. In January 2002, Mr. Anderson agreed to cancel a previously granted option to purchase 240,000 shares in exchange for $0.20 per share. Mr. Anderson received a bonus of $152,000 in fiscal 2001. Mr. Anderson's Employment Agreement provides for a bonus, which has been based on his performance and the performance of the Company in accordance with the terms of his Employment Agreement, which agreement is described in the section of this Proxy Statement entitled Executive Compensation—Employment Agreements and Termination of Employment Arrangements.

        Summary.    Aggregate executive compensation was $1,753,561 in fiscal 2002, including $505,000 in bonuses. Options to purchase an aggregate of 200,000 shares were granted to the Company's executives in fiscal year 2002. The Compensation Committee intends to continue its policy of paying relatively moderate base salaries, basing bonuses on performance and granting options to provide long-term incentive.

Members of the Compensation Committee
Robert Ezrilov
Janice Ozzello Wilcox
Howard P. Liszt

Report of Audit Committee

        The Board of Directors maintains an Audit Committee comprised of three of the Company's outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the rule of the National Association of Securities Dealers, Inc. ("NASD") that governs audit committees, Rule 4310(c)(26)(B)(i), including the requirement that audit committee members all be "independent directors" as that term is defined by NASD Rule 4200(a)(14).

        In accordance with its written charter (set forth in Appendix A hereto) adopted by the Board of Directors, the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In performing its oversight responsibilities regarding the audit process, the Audit Committee:

  (1)
  reviewed and discussed the audited financial statements with management;

  (2)
  discussed with the independent auditors the material required to be discussed by Statement on Auditing Standards No. 61; and

  (3)
  reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board's Standard No.1, and discussed with the independent auditors any relationships that may impact their objectivity and independence.

        Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 2002, as filed with the Securities and Exchange Commission.

Members of the Audit Committee
Robert Ezrilov
Janice Ozzello Wilcox
Howard P. Liszt

Stock Performance Chart

        The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the five fiscal years ended December 27, 2002 with the cumulative total return on the S&P 500 Composite Stock Index and the Russell 2000 Index. The comparison assumes $100 was invested on December 27, 1996 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

	12/26/97	12/25/98	12/31/99	12/29/00	12/28/01	12/27/02
Zomax Incorporated	$100.00	141.30	988.42	199.32	354.74	182.17
S&P 500 Composite Stock Index	$100.00	131.45	158.33	143.91	129.32	99.12
Russell 2000 Index	$100.00	97.11	122.58	118.88	123.11	97.13

Employment Agreements and Termination of Employment Arrangements

        On January 1, 1999, the Company entered into an Employment Agreement with James T. Anderson, Chief Executive Officer of the Company, which agreement is automatically extended for additional one-year terms unless the Company or Mr. Anderson gives notice at least three months prior to the end of the current term. Pursuant to the terms of the agreement, the base salary is to be reviewed at least annually by the Board and has been determined by the Board to be $500,000 for 2003. In addition, Mr. Anderson is entitled to a bonus, consisting of a combination of cash and stock options, the terms of which are determined annually no later than February 28. Upon Mr. Anderson's termination under certain conditions, he is entitled to compensation and benefits. If Mr. Anderson terminates his employment without good reason (as defined in the agreement), the Company will provide him and his family health care benefits for up to five years. If Mr. Anderson's employment is terminated by the Company without cause (as defined in the agreement) or he resigns for good reason or for any reason within one year after a change of control, or the Company fails to extend the agreement, Mr. Anderson is entitled to (i) an amount equal to twice his then current base salary, (ii) an amount equal to twice his bonus payment earned for the preceding year or the current year, whichever is higher, (iii) acceleration of the vesting of all stock options held by Mr. Anderson and (iv) health care benefits for five years. In the event Mr. Anderson's employment is terminated because of his disability, the Company shall provide health care benefits for Mr. Anderson and his family. For one year following Mr. Anderson's termination of employment with the Company, he has agreed that he will not compete with the Company, solicit any of the Company's employees to leave the Company or interfere with Company's relationship with its customers.

        The Company entered into an Employment Agreement with Anthony Angelini, President and Chief Operating Officer of the Company, effective as of January 1, 2002, which agreement is automatically extended for additional one-year terms on each anniversary date of the date of the agreement unless the Company or Mr. Angelini gives notice on or before September 30 of the current term. Pursuant to the terms of the agreement, the base salary is to be reviewed at least annually by the Board and has been determined by the Board to be $400,000 for 2003. In addition, Mr. Angelini is entitled to a bonus, consisting of a combination of cash and stock options, the terms of which are determined annually no later than February 28. Upon Mr. Angelini's termination under certain conditions, he is entitled to compensation and benefits. If Mr. Angelini's employment is terminated by the Company without cause (as defined in the agreement) or if he resigns for good reason (as defined in the agreement) or for any reason within one year after a change of control if Mr. Anderson is not then employed by the Company or the surviving corporation in a senior executive management position, Mr. Angelini is entitled to (i) an amount equal to his then current base salary, (ii) an amount equal to his bonus payment earned for the preceding year or the current year, whichever is higher, (iii) acceleration of the vesting of all stock options held by Mr. Angelini and (iv) health care benefits for one year. In the event Mr. Angelini's employment is terminated because of his disability, the Company shall provide health care benefits for Mr. Angelini and his family. For one year following Mr. Angelini's termination of employment with the Company, he has agreed that he will not compete with the Company, solicit any of the Company's employees to leave the Company or interfere with Company's relationship with its customers.

        The Company entered into an agreement with John Gelp to serve as Executive Vice President and Chief Financial Officer, effective as of October 22, 2001. The agreement provides for an initial annual salary of $200,000. If Mr. Gelp's employment is terminated, has a substantial change in responsibilities or the Company's principal office is relocated more than 50 miles from Mr. Gelp's home within one year after a Change of Control (as defined in the agreement), Mr. Gelp would be entitled to (i) receive an amount equal to his annual base salary and twelve (12) months of bonus paid at the targeted rate and (ii) acceleration of the vesting of all outstanding stock options held by Mr. Gelp.

        The Company entered into an agreement with Michael L. Miller to serve as Executive Vice President, Sales and Business Development, effective as of September 16, 2002. The agreement provides for an initial annual salary of $225,000 and a bonus if certain targets are met. In addition, the agreement provided for the grant of options to purchase 200,000 shares of the Company's stock. If Mr. Miller's employment is terminated by the Company without cause (as defined in the agreement) or if he resigns for good reason (as defined in the agreement), Mr. Miller shall be entitled to a lump sum payment of an amount equal to one-half of his annual base salary if such termination is during the first year of employment and an amount equal to his annual base salary if such termination occurs after one year of employment. If Mr. Miller's employment is terminated, has a substantial change in responsibilities or the Company's principal office is relocated more than 50 miles from Mr. Miller's home within one year after a Change of Control (as defined in the agreement), Mr. Miller would be entitled to (i) receive an amount equal to his annual base salary and twelve (12) months of bonus paid at the targeted rate and (ii) acceleration of the vesting of all outstanding stock options held by Mr. Miller.

Change of Control Arrangements

        The Company's 1996 Stock Option Plan (the "Plan") provides that, in the event of an acquisition of the Company through the sale of substantially all of the Company's assets and the consequent discontinuance of its business or through a merger, consolidation, exchange, reorganization, reclassification, extraordinary dividend, divestiture or liquidation of the Company ("change of control"), all outstanding options under the Plan shall become exercisable in full. Options granted outside of the Plan have similar change of control provisions. The acceleration of the exercisability of outstanding options may be limited, however, if such acceleration would subject a participant to an excise tax imposed upon "excess parachute payments." The Board may also decide to take certain additional actions, such as termination of the Plan, providing cash or stock valued at the amount equal to the excess of the fair market value of the stock over the exercise price, or allow exercise of the options for stock of the succeeding company.

Compliance with Section 16(a) of the Exchange Act

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on its review of the copies of such forms received by it, the Company believes that, during fiscal year 2002, all officers, directors and greater than ten-percent beneficial owners complied with the applicable filing requirements, except that Michael L. Miller filed an initial report on a Form 3 late and reported an option grant on a Form 4 that was not timely filed.

Certain Transactions

        Pursuant to the Office/Warehouse Lease, as amended (the "Lease") between the Company and Nathan Lane Partnership, LLP, a Minnesota limited partnership, of which Phillip T. Levin, a director and principal shareholder of the Company, owns a one-third interest; the Company leases approximately 82,000 square feet of space. The Company pays a base rent of $7.63 per net rentable square foot per annum for the space. Additionally, the Company is obligated to pay taxes and operating expenses. The Lease expires on December 31, 2003.

        In addition, RNR, Inc., of which Mr. Levin is the Chief Executive Officer, a director and sole shareholder, purchases products from the Company from time to time. Sales to RNR during 2002 were $241,121, with an accounts receivable at fiscal year end of $48,057. The Company believes that the terms of these transactions were no more favorable than sales to other parties.

INDEPENDENT PUBLIC ACCOUNTANTS
(Proposal #2)

        On June 24, 2002, the Company engaged Deloitte & Touche, LLP to serve as its independent public accountants when the Company ceased its client-auditor relationship with Arthur Andersen LLP, which decision was approved by the Company's Audit Committee. A representative of Deloitte & Touche is expected to be present at the 2003 Annual Meeting and will be given an opportunity to make a statement regarding financial and accounting matters of the Company, if he or she so desires, and will be available to respond to appropriate questions from the Company's shareholders.

        Arthur Andersen's reports on the financial statements of the Company for the two years ending December 28, 2001 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. There were not, in connection with the audits of the two fiscal years ending December 28, 2001 and the subsequent interim period ending June 24, 2002, any disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        The Audit Committee recommended the appointment of Deloitte & Touche as the independent public accountants for the Company for the fiscal year ending December 26, 2003, and the Board of Directors recommends that the shareholders ratify such appointment. The ratification of Deloitte & Touche as independent public accountants for the Company requires the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting, provided that such majority must be greater than 25% of the Company's outstanding shares.

Audit Fees

        The Company paid the following fees to Arthur Andersen LLP for fiscal year 2001 and 2002 and to Deloitte & Touche, LLP for fiscal year 2002:

	Arthur Andersen LLP		Deloitte & Touche, LLP
	2001	2002	2002
Audit Fees	$199,099	$0	$192,086
Audit-Related Fees	110,558	685,392	138,933
Tax Fees	83,042	40,863	51,488
All Other Fees	0	0	0

	$392,699	$726,255	$382,507

        Audit-related fees are primarily for services in connection with various merger and acquisition related activities. Tax fees include fees for services provided in connection with tax planning, tax compliance and foreign tax issues.

        The Company's Audit Committee has considered whether provision of the above non-audit services is compatible with maintaining accountants' independence and has determined that such services are compatible with maintaining accountants' independence.

        Pursuant to its written charter (included in this proxy statement as Appendix A), the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for the Company by its independent auditors or any other auditing or accounting firm.

OTHER BUSINESS

        Management knows of no other matters to be presented at the 2003 Annual Meeting. If any other matter properly comes before the 2003 Annual Meeting, the appointees named in the proxies will vote the proxies in accordance with their best judgment.

SHAREHOLDER PROPOSALS

        Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2004 Annual Meeting must be received by the Company by November 28, 2003 to be included in the Company's proxy statement and related proxy for the 2004 Annual Meeting. If a shareholder proposal intended to be presented at the 2004 annual meeting but not included in the proxy materials is received by the Company after February 11, 2004, then management named in the Company's proxy for the 2004 Annual Meeting will have discretionary authority to vote shares represented by such proxies on the shareholder proposal, if presented at the meeting.

ANNUAL REPORT

        A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 27, 2002, including financial statements, accompanies this Notice of Annual Meeting and Proxy Statement. No portion of the Annual Report is incorporated herein or is to be considered proxy soliciting material.

FORM 10-K

        THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 27, 2002, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND A LIST OF EXHIBITS TO SUCH FORM 10-K. THE COMPANY WILL FURNISH TO ANY SUCH PERSON ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K UPON THE ADVANCE PAYMENT OF REASONABLE FEES. REQUESTS FOR A COPY OF THE FORM 10-K AND/OR ANY EXHIBIT(S) SHOULD BE DIRECTED TO THE CHIEF FINANCIAL OFFICER OF ZOMAX INCORPORATED, 5353 NATHAN LANE, PLYMOUTH, MINNESOTA 55442. YOUR REQUEST MUST CONTAIN A REPRESENTATION THAT, AS OF MARCH 12, 2003, YOU WERE A BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE 2003 ANNUAL MEETING OF SHAREHOLDERS.

BY ORDER OF THE BOARD OF DIRECTORS

James T. Anderson, Chairman and Chief Executive Officer

Dated: March 27, 2003

ZOMAX INCORPORATED

APPENDIX A
TO
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held
April 30, 2003

CHARTER FOR THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF ZOMAX INCORPORATED

I. PURPOSE

        The primary function of the Audit Committee of Zomax Incorporated (the "Company") is to provide oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company's auditing, accounting and financial reporting processes generally. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. The Committee's primary duties and responsibilities are to:

  •
  Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

  •
  Coordinate, review and appraise the audit efforts of the Company's independent accountants.

  •
  Communicate directly with the independent accountants, the financial and senior management, and the Board of Directors regarding the matters related to the Committee's responsibilities and duties.

        The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section III of this Charter.

II. MEMBERSHIP

        The Committee shall be comprised of three or more directors elected by the Board, each of whom shall be independent (as such term is defined by applicable laws and regulations or the Company's corporate governance policies, if any). Committee members shall serve until the next annual organizational meeting of the Board, or until their successors are duly elected and qualified. The Chair of the Committee shall be elected by the Board. In the absence of the election of a Chair by the Board, the members of the Committee shall elect a Chair by majority vote of the Committee membership. In addition, no member of the Audit Committee shall receive any compensation whatsoever from the Company other than compensation paid to such member as a director of the Company and member of one or more committee of the Company's Board of Directors.

        All Committee members shall have a working familiarity with basic finance and accounting practices and shall be able to read and understand financial statements at the time of their

1

appointment to the Committee. At least one member of the Committee shall be a "financial expert", as such term is defined in applicable regulations of the Securities and Exchange Commission and The Nasdaq Stock Market, Inc.

III. RESPONSIBILITIES AND DUTIES

  Documents/Reports Review

  •
  Review and update this Charter periodically, at least annually, as conditions dictate.

  •
  Review the Company's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion or review rendered by the independent accountants or management.

  •
  Review with financial management and the independent accountants any release of earnings prior to its issuance and any Form 10-Q or 10-K prior to its filing. The Chair of the Committee may represent the entire Committee for purposes of this review.

  Independent Accountants

  •
  Appoint, compensate and oversee the Company's independent auditors. The Company's independent auditors shall report directly to the Committee. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Company to determine the accountants' independence.

  •
  Review the performance of the independent accountants and discharge the independent accountants when circumstances warrant.

  •
  Periodically consult with the independent accountants out of the presence of management regarding the adequacy of internal controls and the fullness and accuracy of the Company's financial statements.

  •
  Pre-approve all audit services and non-audit services to be performed by the Company's independent auditors.

  •
  Discuss with the independent auditors the matters required to be discussed by SAS 61, as may be modified or supplemented.

  •
  Obtain and review the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented.

  Audit Committee Report

  •
  Prepare an annual Audit Committee Report to be presented to the Board. The Committee will prepare the Audit Committee Report with the understanding that its representations will in used by the Board and the Company to comply with Item 306 of Regulation S-K and Item 7(d)(3) of Schedule 14A as those regulations affect the Company.

2

  Related-Party Transactions

  •
  Review and approve all related-party transactions to which the Company may be a party prior to their implementation to assess whether such transactions meet applicable legal requirements.

  Financial Reporting Processes

  •
  In consultation with the independent accountants and management, review the integrity of the Company's financial reporting processes, both internal and external.

  •
  Consider and revise, if appropriate, the Company's auditing and accounting principles and practices.

  •
  Consider the adequacy of the financial and accounting staff.

  Ethical and Legal Compliance

  •
  Review periodically the Company's Code of Ethical Conduct for Senior Financial Officers and management's enforcement of the Code as it relates to the Company's financial reporting process and internal control system.

  •
  Ensure that management has the proper review system in place to ensure that Company's financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

  •
  Review, with the Company's counsel, any legal matter that could have a significant impact on the Company's financial statements.

  •
  Establish and maintain procedures for efficiently responding to complaints received by the Company regarding accounting, internal accounting controls and auditing. At a minimum, these procedures shall allow employees to submit concerns regarding questionable accounting and auditing matters on a confidential, anonymous basis.

  •
  Perform any other activities consistent with this Charter, the Company's Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

IV. AUTHORITY

        The Audit Committee shall have the authority as and when it shall determine to be necessary or appropriate to the functions of the Audit Committee, to:

  i.
  At the expense of the Company, to consult with the Company's outside legal counsel and other advisors or to engage independent consultants and advisors, including legal and financial advisors, to assist it with its functions;

  ii.
  To request from the Chief Executive Officer, the Chief Financial Officer and such other members of Company management as the Committee shall deem appropriate advice and information, orally or in writing, concerning the Company's business operations and financial condition relevant to the functions of the Committee.

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V. MEETINGS AND MINUTES

        The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet periodically with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

        The Audit Committee will maintain written minutes of its meeting. Such minutes will be provided to the Board of Directors, and filed with the minutes of the meetings of the Board of Directors.

VI. MANAGEMENT COOPERATION

        Management of the Company is requested to cooperate with the Audit Committee, and to render assistance to the Audit Committee as it shall request in carrying out its functions.

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ZOMAX INCORPORATED

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, April 30, 2003
3:30 p.m.

Thrivent Financial Building
(formerly Lutheran Brotherhood Building)
625 Fourth Avenue South
Minneapolis, MN 55415

Zomax Incorporated 5353 Nathan Lane, Plymouth, Minnesota 55442	Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 30, 2003.

The shares of stock you hold in your account will be voted as you specify below.

If no choice is specified, the proxy will be voted "FOR" Items 1 through 3.

By signing the proxy, you revoke all prior proxies and appoint James T. Anderson and John Gelp, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Zomax Incorporated, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 through 3

1.	Set the number of directors at six (6).			☐	For	☐	Against	☐	Abstain
2.	Election of directors:	01 James T. Anderson 02 Anthony Angelini 03 Phillip T. Levin	04 Janice Ozzello Wilcox 05 Robert Ezrilov 06 Howard P. Liszt	☐	Vote FOR all nominees (except as withheld below)			☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
3.	Ratify the appointment of Deloitte & Touche, LLP as independent public accountants for the Company for the fiscal year ending December 26, 2003.			☐	For	☐	Against	☐	Abstain
4.	In their discretion, the proxies are authorized to vote upon such business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL.

Address change? Mark box	☐	Dated:	, 2003
Indicate changes below:

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Executors, trustees, administrators, guardians, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS to be held April 30, 2003
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS to be held April 30, 2003
OUTSTANDING SHARES AND VOTING RIGHTS
PRINCIPAL SHAREHOLDERS AND MANAGEMENT SHAREHOLDINGS
ELECTION OF DIRECTORS (Proposals #1 and #2)
BOARD AND COMMITTEE MEETINGS
EXECUTIVE OFFICERS OF THE COMPANY
EXECUTIVE COMPENSATION
INDEPENDENT PUBLIC ACCOUNTANTS (Proposal #2)
OTHER BUSINESS
SHAREHOLDER PROPOSALS
ANNUAL REPORT
FORM 10-K
APPENDIX A TO NOTICE OF ANNUAL MEETING OF SHAREHOLDERS to be held April 30, 2003
CHARTER FOR THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF ZOMAX INCORPORATED
  I. PURPOSE
  II. MEMBERSHIP
  III. RESPONSIBILITIES AND DUTIES
  IV. AUTHORITY
  V. MEETINGS AND MINUTES
  VI. MANAGEMENT COOPERATION
The Board of Directors Recommends a Vote FOR Items 1 through 3